Exhibit 10.1

UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF MICHIGAN

UNITED STATES OF AMERICA v. STERLING BANCORP, INC.	No.
Honorable

Offense: Securities Fraud

Violation:

15 U.S.C. §§ 78j(b) and 78ff(a);

17 C.F.R. § 240.10b-5

Statutory Maximum Period of Probation:

Five Years

Statutory Minimum Period of Probation:

None/Not Appliable

Statutory Maximum Fine:

The greater of 15 U.S.C. § 78ff(a) ($25,000,000) or 18 U.S.C. § 3571(d) (the greater of twice the gross gain or twice the gross loss)

Statutory Minimum Fine:
None/Not Applicable

PLEA AGREEMENT

The United States of America, by and through the Department of Justice, Criminal Division, Fraud Section (the “Fraud Section”), and the Defendant, Sterling Bancorp, Inc. (the “Defendant”), by and through its undersigned attorneys, and through its authorized representative, pursuant to authority granted by the Defendant’s Board of Directors, hereby submit and enter into this plea agreement (the “Agreement”), pursuant to Rule 11(c)(1)(C) of the Federal Rules of Criminal Procedure. The terms and conditions of this Agreement are as follows:

Term of the Defendant’s Obligations Under the Agreement

1.              Except as otherwise provided in Paragraph 11 below in connection with the Defendant’s cooperation obligations, the Defendant’s obligations under the Agreement shall be effective for a period beginning on the date on which the Information is filed and ending three years from the date on which the Information is filed (the “Term”). The Defendant agrees, however, that in the event the Fraud Section determines, in its sole discretion, that the Defendant has knowingly violated any provision of this Agreement or failed to completely perform or fulfill any of the Defendant’s obligations under this Agreement, the Fraud Section, in its sole discretion, may impose an extension or extensions of the Term for up to a total additional time period of one year, without prejudice to the Fraud Section’s right to proceed as provided in Paragraphs 26-29 below. Any extension of the Term extends all terms of this Agreement, including the Compliance Reporting Requirements described in Attachment D, for an equivalent period.

The Defendant’s Agreement

2.              Pursuant to Fed. R. Crim. P. 11(c)(1)(C), the Defendant agrees to waive its right to grand jury indictment and its right to challenge venue in the United States District Court for the Eastern District of Michigan, and to plead guilty to a one-count criminal Information charging the Defendant with securities fraud in violation of Title 15, United States Code, Sections 78j(b) and 78ff(a), and Title 17, Code of Federal Regulations, Section 240.10b-5. The Defendant further agrees to persist in that plea through sentencing and, as set forth below, to cooperate fully with the Fraud Section in its investigation into the conduct described in this Agreement and the Statement of Facts attached hereto as Attachment A (“Attachment A” or “Statement of Facts”).

3.              The Defendant understands that, to be guilty of this offense, the following essential elements of the offense must be satisfied:

a.	First, that in connection with the purchase or sale of securities, the Defendant did any one or more of the following:

i.	employed a device, scheme, or artifice to defraud;

ii.	made an untrue statement of a material fact or omitted to state a material fact which made what was said, under the circumstances, misleading; or

iii.	engaged in an act, practice, or course of business that operated, or would operate, as a fraud or deceit upon a purchaser or seller;

b.	Second, the Defendant’s acts were undertaken, its statements were made, and its failure to disclose was done in connection with the sale of securities;

c.	Third, the Defendant directly or indirectly used its public securities filings in connection with these acts, and making these statements, and its failure to disclose; and

d.	Fourth, the Defendant acted knowingly and willfully, and used the means and instrumentalities of interstate commerce, the mails, or the facilities of national securities exchanges, in connection with the dissemination of false information for the purpose of defrauding buyers of securities.

4.              The Defendant understands and agrees that this Agreement is between the Fraud Section and the Defendant and does not bind any other division or section of the Department of Justice or any other federal, state, or local prosecuting, administrative, or regulatory authority. Nevertheless, the Fraud Section will bring this Agreement and the nature and quality of the conduct, cooperation, and remediation of the Defendant, its direct or indirect affiliates, subsidiaries, and joint ventures, to the attention of other law enforcement, regulatory, and debarment authorities, if requested by the Defendant.

5.              The Defendant agrees that this Agreement will be executed by an authorized corporate representative. The Defendant further agrees that a resolution duly adopted by the Defendant’s Board of Directors in the form attached to this Agreement as Attachment B (“Certificate of Corporate Resolutions”) authorizes the Defendant to enter into this Agreement and take all necessary steps to effectuate this Agreement, and that the signatures on this Agreement by the Defendant and its counsel are authorized by the Defendant’s Board of Directors, on behalf of the Defendant.

6.              The Defendant agrees that it has the full legal right, power, and authority to enter into and perform all of its obligations under this Agreement.

7.              The Fraud Section enters into this Agreement based on the individual facts and circumstances presented by this case, including:

a.	The nature and seriousness of the offense conduct, as described in the Statement of Facts, including that the Defendant, through its founder and certain members of its former senior management and loan officers, knew that it regularly originated loans through its Advantage Loan Program (“ALP”) based on false information and inadequate due diligence; that the ALP constituted a significant part of the Defendant’s revenues; and that the Defendant nevertheless engaged in an initial public securities offering through its United States Securities and Exchange Commission Form S-1 containing false statements about the ALP; that the Defendant continued making false statements about the ALP in subsequent public securities filings; and thus that, from at least 2017 through 2019, the Defendant defrauded non-insider victim-shareholders who purchased the Defendant’s securities, causing losses of over $69 million;

b.	The pervasiveness of the offense, including that the Defendant’s ALP fraud misconduct, which was the means through which the bank’s value was inflated and promoted ahead of the Defendant’s initial public offering, was pervasive and widespread among loan officers and their assistants, and that at least certain members of the Defendant's former senior management were aware of, and condoned the fraud, as described in the Statement of Facts;

c.	The Defendant did not receive voluntary disclosure credit pursuant to the Criminal Division Corporate Enforcement and Voluntary Self-Disclosure Policy, or pursuant to the United States Sentencing Guidelines (“U.S.S.G.” or “Sentencing Guidelines”), because although it voluntarily disclosed the ALP fraud to its prudential regulator, the Office of Comptroller of the Currency, following an internal investigation, it did not voluntarily and timely disclose directly to the Fraud Section the conduct described in the Statement of Facts; however, the Defendant voluntarily disclosed all relevant facts known to it over the course of its internal investigation regarding the ALP fraud and securities fraud alleged in the Information;

d.	The Defendant received full credit for cooperation under U.S.S.G. § 8C2.5(g)(2), because it cooperated with the Fraud Section’s investigation and demonstrated recognition and affirmative acceptance of responsibility for its criminal conduct; the Defendant also received credit for its cooperation pursuant to the Criminal Division Corporate Enforcement and Voluntary Self-Disclosure Policy by, among other things, providing to the Fraud Section all relevant facts known to it through its ongoing internal investigation following disclosure to the Fraud Section, including information about all individuals who were involved in, or responsible for, the charged securities fraud and underlying ALP fraud scheme described in the attached Statement of Facts; making regular factual presentations and highlighting important documents, even when those documents were inculpatory of the Defendant; collecting, analyzing, and organizing voluminous evidence and information that it provided to the Fraud Section, including the translation of certain foreign-language documents; providing information and producing documents upon request; and making employees available for interviews;

e.	The Defendant engaged in extensive remedial measures, including (i) terminating employees involved in the ALP fraud, such that through terminations and resignations, more than 100 officers and employees left the bank; (ii) completely overhauling the bank’s senior management, including terminations of former senior management; (iii) overhauling the bank’s residential lending department, internal audit function, compliance function, and Bank Secrecy Act/Anti-Money Laundering function, and creating an enterprise risk management function; (iv) permanently ending the ALP; (v) hiring a new Chairman, Chief Executive Officer, and President; (vi) making changes to the Defendant’s Board of Directors, resulting in a Board of Directors composed only of independent Directors with the exception of the new Chief Executive Officer and President; and (vii) implementing a new business model to reduce its risk profile;

f.	The Defendant has enhanced and has committed to continuing to enhance its compliance program and internal controls, including ensuring that its compliance program satisfies the minimum elements set forth in Attachment C to this Agreement (Corporate Compliance Program);

g.	Based on the Defendant’s remediation and the state of its compliance program, and the Defendant’s agreement to report to the Fraud Section as set forth in Attachment C (Corporate Compliance Reporting) and Attachment D (Enhanced Compliance Reporting) to this Agreement, the Fraud Section determined that an independent compliance monitor was unnecessary;

h.	Neither the Defendant nor its subsidiary bank has a prior history of civil regulatory actions involving similar conduct;

i.	The Defendant has agreed to continue to cooperate with the Fraud Section in any ongoing investigation as described in Paragraph 11 below;

j.	The Defendant met its burden of establishing an inability to pay the criminal penalty as described below in Paragraph 21(d), despite agreeing that the proposed criminal penalty amount in paragraph 21(a) is otherwise appropriate based on the law and the facts;

k.	Accordingly, after considering (a) through (j) above, the Fraud Section believes that the appropriate resolution in this case is for the Defendant to plead guilty to the Information and to pay restitution to non-insider victim-shareholders of the securities fraud in the amount of $27,239,000 due to the Defendant’s inability to pay a criminal fine and the Fraud Section’s interest in ensuring maximum restitution. This resolution is sufficient, but not greater than necessary, to achieve the purposes described in 18 U.S.C. § 3553(a).

8.              The Defendant agrees to abide by all terms and obligations of this Agreement as described herein, including, but not limited to, the following:

a.	to plead guilty as set forth in this Agreement;

b.	to abide by all sentencing stipulations contained in this Agreement;

c.	to appear, through its duly appointed representatives, as ordered for all court appearances, and obey any other ongoing court order in this matter, consistent with all applicable U.S. and foreign laws, procedures, and regulations;

d.	to commit no further crimes;

e.	to be truthful at all times with the Court;

f.	to pay the applicable special assessment;

g.	to consent to and to pay the applicable restitution amount;

h.	to cooperate fully with the Fraud Section as described in Paragraph 11;

i.	to continue to implement a compliance and ethics program as described in Paragraph 9 and Attachment C of this Agreement;

j.	to report to the Fraud Section as set forth in Attachment C (Corporate Compliance Reporting) and Attachment D (Enhanced Compliance Reporting) to this Agreement.

9.              The Defendant represents that it has implemented and will continue to implement a compliance and ethics program that meets, at a minimum, the elements set forth in Attachment C. Such program shall be designed to prevent and detect violations of U.S. fraud laws throughout its operations, including those of its affiliates, agents, and joint ventures. Thirty days prior to the expiration of the Term, the Defendant, by its Chief Executive Officer and Chief Risk Officer, will certify to the Fraud Section, in the form of executing the document attached as Attachment F to this Agreement, that the Defendant has met its compliance obligations pursuant to this Agreement. This certification will be deemed a material statement and representation by the Defendant to the executive branch of the United States for purposes of 18 U.S.C. § 1001, and it will be deemed to have been made in the judicial district in which this Agreement is filed.

10.              Except as may otherwise be agreed by the parties in connection with a particular transaction, the Defendant agrees that in the event that, during the Term, the Defendant undertakes any change in corporate form, including if it sells, merges, or transfers business operations that are material to the Defendant’s consolidated operations, or to the operations of any subsidiaries or affiliates involved in the conduct described in Attachment A of the Agreement attached hereto, as they exist as of the date of this Agreement, whether such sale is structured as a sale, asset sale, merger, transfer, or other change in corporate form, it shall include in any contract for sale, merger, transfer, or other change in corporate form a provision binding the purchaser, or any successor in interest thereto, to the obligations described in this Agreement. The purchaser or successor in interest must also agree in writing that the Fraud Section’s ability to breach under this Agreement is applicable in full force to that entity. The Defendant agrees that the failure to include these provisions in the transaction will make any such transaction null and void. The Defendant shall provide notice to the Fraud Section at least thirty (30) days prior to undertaking any such sale, merger, transfer, or other change in corporate form. If the Fraud Section notifies the Defendant prior to such transaction (or series of transactions) that it has determined that the transaction or transactions have the effect of circumventing or frustrating the enforcement purposes of this Agreement, as determined in the sole discretion of the Fraud Section, the Defendant agrees that such transaction or transactions will not be consummated. In addition, if at any time during the Term the Defendant engages in a transaction(s) that has the effect of circumventing or frustrating the enforcement purposes of this Agreement, the Fraud Section may deem it a breach of this Agreement pursuant to Paragraphs 26-29. Nothing herein shall restrict the Defendant from indemnifying (or otherwise holding harmless) the purchaser or successor in interest for penalties or other costs arising from any conduct that may have occurred prior to the date of the transaction, so long as such indemnification does not have the effect of circumventing or frustrating the enforcement purposes of this Agreement, as determined by the Fraud Section.

11.              The Defendant shall cooperate fully with the Fraud Section in any and all matters relating to the conduct described in this Agreement and Attachment A and any individual or entity referred to therein, as well as any other conduct under investigation by the Fraud Section at any time during the Term, until the later of the date upon which all investigations and prosecutions arising out of such conduct are concluded or the end of the Term. At the request of the Fraud Section, the Defendant shall also cooperate fully with other domestic or foreign law enforcement and regulatory authorities and agencies in any investigation of the Defendant, its parent company, subsidiaries, or affiliates, or any of its present or former officers, directors, employees, agents, and consultants, or any other party, in any and all matters at any time during the Term, until the later of the date upon which all investigations and prosecutions arising out of such conduct are concluded or the end of the Term. The Defendant’s cooperation pursuant to this Paragraph is subject to applicable law and regulations, including data privacy and national security laws, as well as valid claims of attorney-client privilege or attorney work product doctrine; however, the Defendant must provide to the Fraud Section a log of any information or cooperation that is not provided based on an assertion of law, regulation, or privilege, and the Defendant bears the burden of establishing the validity of any such assertion. The Defendant agrees that its cooperation pursuant to this paragraph shall include, but not be limited to, the following:

a.	The Defendant represents that it has truthfully disclosed all factual information with respect to its activities, those of its subsidiaries and affiliates, and those of its present and former directors, officers, employees, agents, and consultants, relating to the conduct described in this Agreement and the attached Statement of Facts and other conduct under investigation by the Fraud Section. The Defendant further represents that it will truthfully disclose all factual information about which the Fraud Section may inquire. This obligation of truthful disclosure includes, but is not limited to, the obligation of the Defendant to provide to the Fraud Section, upon request, any document, record, or other tangible evidence about which the Fraud Section may inquire of the Defendant, including evidence that is responsive to any requests made prior to the execution of this Agreement.

b.	Upon request of the Fraud Section, the Defendant shall designate knowledgeable employees, agents, or attorneys to provide to the Fraud Section the information and materials described in Paragraph 11(a) above on behalf of the Defendant. It is further understood that the Defendant must at all times provide complete, truthful, and accurate information.

c.	The Defendant shall use its best efforts to make available for interviews or testimony, as requested by the Fraud Section, present or former officers, directors, employees, agents, and consultants of the Defendant. This obligation includes, but is not limited to, sworn testimony before a federal grand jury or in federal trials, as well as interviews with domestic or foreign law enforcement and regulatory authorities. Cooperation under this Paragraph shall include identification of witnesses who, to the knowledge of the Defendant, may have material information regarding the matters under investigation.

d.	With respect to any information, testimony, documents, records or other tangible evidence provided to the Fraud Section pursuant to this Agreement, the Defendant consents to any and all disclosures to other governmental authorities including United States authorities and those of a foreign government of such materials as the Fraud Section, in its sole discretion, shall deem appropriate.

12.            In addition to the obligations provided for in Paragraph 11 of the Agreement, during the Term, should the Defendant learn of any evidence or allegation of a violation of U.S. federal law, the Defendant shall promptly report such evidence or allegation to the Fraud Section. Thirty days prior to the end of the Term, the Defendant, by the Chief Executive Officer of the Defendant and the Chief Financial Officer of the Defendant, will certify to the Fraud Section in the form of executing the document attached as Attachment E to this Agreement that the Defendant has met its disclosure obligations pursuant to this Paragraph. Each certification will be deemed a material statement and representation by the Defendant to the executive branch of the United States for purposes of 18 U.S.C. § 1001, and it will be deemed to have been made in the judicial district in which this Agreement is filed.

13.              The Defendant agrees that any restitution imposed by the Court will be due and payable as specified in Paragraphs 18 and 21 below and in accordance with the Court’s order. The Defendant further agrees to pay the Clerk of the Court for the United States District Court for the District of Eastern District of Michigan the mandatory special assessment of $400 within ten business days from the date of sentencing.

The United States’ Agreement

14.              In exchange for the guilty plea of the Defendant and the complete fulfillment of all of the Defendant’s obligations under this Agreement, the Fraud Section agrees it will not file additional criminal charges against the Defendant or any of its direct or indirect affiliates, subsidiaries, or joint ventures relating to either the securities fraud conduct or the underlying mortgage fraud conduct described in Attachment A or the Information filed pursuant to this Agreement. The Fraud Section, however, may use any information related to the conduct described in the Statement of Facts against the Defendant: (a) in a prosecution for perjury or obstruction of justice; (b) in a prosecution for making a false statement; (c) in a prosecution or other proceeding relating to any crime of violence; or (d) in a prosecution or other proceeding relating to a violation of any provision of Title 26 of the United States Code. This Agreement does not provide any protection against prosecution for any future conduct by the Defendant or any of its direct or indirect affiliates, subsidiaries, officers, directors, employees, agents, or consultants, whether or not disclosed by the Defendant pursuant to the terms of this Agreement. This Agreement does not provide any protection against prosecution of any individuals, regardless of their affiliation with the Defendant. The Defendant agrees that nothing in this Agreement is intended to release the Defendant from any and all of the Defendant’s tax liabilities and reporting obligations for any and all income not properly reported and/or legally or illegally obtained or derived.

Factual Basis

15.              The Defendant is pleading guilty because it is guilty of the charges contained in the Information. The Defendant admits, agrees, and stipulates that the factual allegations set forth in the Information and Attachment A are true and correct, that it is responsible for the acts of its officers, directors, employees, and agents described in the Information and Attachment A, and that the Information and Attachment A accurately reflect the Defendant’s criminal conduct. The Defendant stipulates to the admissibility of the Statement of Facts in any proceeding by the Fraud Section, including any trial, guilty plea, or sentencing proceeding, and will not contradict anything in the attached Statement of Facts at any such proceeding.

The Defendant’s Waiver of Rights, Including the Right to Appeal

16.              Federal Rule of Criminal Procedure 11(f) and Federal Rule of Evidence 410 limit the admissibility of statements made in the course of plea proceedings or plea discussions in both civil and criminal proceedings, if the guilty plea is later withdrawn. The Defendant expressly warrants that it has discussed these rules with its counsel and understands them. Solely to the extent set forth below, the Defendant voluntarily waives and gives up the rights enumerated in Federal Rule of Criminal Procedure 11(f) and Federal Rule of Evidence 410. The Defendant agrees that, effective as of the date the Defendant signs this Agreement, it will not dispute the Statement of Facts set forth in Attachment A to this Agreement, and that the Statement of Facts shall be admissible against the Defendant in any criminal case involving the Fraud Section and the Defendant, as: (a) substantive evidence offered by the government in its case-in-chief and rebuttal case; (b) impeachment evidence offered by the government on cross-examination; and (c) evidence at any sentencing hearing or other hearing. In addition, the Defendant also agrees not to assert any claim under the Federal Rules of Evidence (including Rule 410 of the Federal Rules of Evidence), the Federal Rules of Criminal Procedure (including Rule 11 of the Federal Rules of Criminal Procedure), or the United States Sentencing Guidelines (including U.S.S.G. § 1B1.1(a)) that the Statement of Facts set forth in Attachment A to this Agreement should be suppressed or is otherwise inadmissible as evidence (in any form). Specifically, the Defendant understands and agrees that any statements that it makes in the course of its guilty plea or in connection with the Agreement are admissible against it for any purpose in any U.S. federal criminal proceeding if, even though the Fraud Section has fulfilled all of its obligations under this Agreement and the Court has imposed the agreed-upon sentence, the Defendant nevertheless withdraws its guilty plea.

17.            The Defendant is satisfied that the Defendant’s attorneys have rendered effective assistance. The Defendant understands that by entering into this Agreement, the Defendant surrenders certain rights as provided in this Agreement. The Defendant understands that the rights of criminal defendants include the following:

a.	the right to plead not guilty and to persist in that plea;

b.	the right to a jury trial;

c.	the right to be represented by counsel – and if necessary have the court appoint counsel – at trial and at every other stage of the proceedings;

d.	the right at trial to confront and cross-examine adverse witnesses, to be protected from compelled self-incrimination, to testify and present evidence, and to compel the attendance of witnesses; and

e.	pursuant to Title 18, United States Code, Section 3742, the right to appeal the sentence imposed.

Nonetheless, the Defendant knowingly waives the right to appeal or collaterally attack its conviction or any sentence within the statutory maximum described below (or the manner in which that sentence was determined) on the grounds set forth in Title 18, United States Code, Section 3742, or on any ground whatsoever except those specifically excluded in this Paragraph, in exchange for the concessions made by the United States in this plea agreement. This Agreement does not affect the rights or obligations of the United States as set forth in Title 18, United States Code, Section 3742(b). The Defendant also knowingly waives the right to bring any collateral challenge challenging either the conviction, or the sentence imposed in this case. The Defendant hereby waives all rights, whether asserted directly or by a representative, to request or receive from any department or agency of the United States any records pertaining to the investigation or prosecution of this case, including without limitation any records that may be sought under the Freedom of Information Act, Title 5, United States Code, Section 552, or the Privacy Act, Title 5, United States Code, Section 552a. The Defendant waives all defenses based on the statute of limitations and venue with respect to any prosecution related to the conduct described in Attachment A or the Information, including any prosecution that is not time-barred on the date that this Agreement is signed in the event that: (a) the conviction is later vacated for any reason; (b) the Defendant violates this Agreement; or (c) the plea is later withdrawn, provided such prosecution is brought within one year of any such vacation of conviction, violation of agreement, or withdrawal of plea plus the remaining time period of the statute of limitations as of the date that this Agreement is signed. The Fraud Section is free to take any position on appeal or any other post-judgment matter. The parties agree that any challenge to the Defendant’s sentence that is not foreclosed by this Paragraph will be limited to that portion of the sentencing calculation that is inconsistent with (or not addressed by) this waiver. Nothing in the foregoing waiver of appellate and collateral review rights shall preclude the Defendant from raising a claim of ineffective assistance of counsel in an appropriate forum.

In connection with the Defendant’s plea of guilty, the Defendant, in consultation with counsel, has chosen not to request discovery materials pursuant to Fed. R. Crim. P. 16 (“Rule 16 Material”). The Defendant understands that if not for the Defendant’s plea of guilty, the Government would be required to produce Rule 16 Material, and would further be required to produce material pursuant to Brady v. Maryland, 373 U.S. 83 (1963) and Fed R. Crim. P. 5(f), and, if the Defendant proceeded to trial, impeachment material pursuant to Giglio v. United States, 405 U.S. 150 (1972), and Jencks Act material. The Defendant acknowledges that the Defendant has not and will not receive such information because the Defendant has decided to plead guilty, waives the right to this information, and agrees not to withdraw the Defendant’s plea or to attack the Defendant’s conviction or sentence, either on direct appeal or collaterally, on the ground that the Government has failed to produce any such information, apart from any information establishing the factual innocence of the Defendant.

Penalty

18.              The statutory maximum sentence that the Court can impose for a violation of Title 15, United States Code, Section 78j(b) is: a fine of $25,000,000 or twice the gross pecuniary gain or gross pecuniary loss resulting from the offense, whichever is greatest, Title 15, United States Code, Section 78ff(a) and Title 18, United States Code, Section 3571(c), (d); five years’ probation, Title 18, United States Code, Section 3561(c)(1); and a mandatory special assessment of $400 per count, Title 18, United States Code, Section 3013(a)(2)(B). In this case, the parties agree that the gross pecuniary loss to non-insider victim-shareholders resulting from the offense is $69,075,714. Therefore, pursuant to 18 U.S.C. § 3571(d), the maximum fine that may be imposed is $138,151,428.

Sentencing Recommendation

19.              The parties agree that pursuant to United States v. Booker, 543 U.S. 220 (2005), the Court must determine an advisory Sentencing Guidelines range. The Court will then determine a reasonable sentence within the statutory range after considering the advisory sentencing guideline range and the factors listed in Title 18, United States Code, Section 3553(a). The parties’ agreement herein to any guideline sentencing factors constitutes proof of those factors sufficient to satisfy the applicable burden of proof. The Defendant also understands that if the Court accepts this Agreement, the Court is bound by the sentencing provisions in Paragraphs 18 and 19.

20.              The Fraud Section and the Defendant agree that a faithful application of the United States Sentencing Guidelines (U.S.S.G.) to determine the applicable fine range yields the following analysis:

a.	The November 1, 2021, U.S.S.G. are applicable to this matter.

b.	Offense Level. Based upon U.S.S.G. § 2B1.1, the total offense level is 34, calculated as follows:

(a)(1)	Base Offense Level	6

(b)(1)(M)	Amount of Loss > $65M < $150M	+24

(b)(2)(A)(i)	10+ victims (non-insider victim-shareholders of common stock from 2017-2019)	+2

(b)(10)	Sophisticated Means	+2

TOTAL		34

c.	Base Fine. Based upon U.S.S.G. § 8C2.4(a)(3), the base fine is -$69.075M (the gross pecuniary loss to non-insider victim-shareholders resulting from the offense).

d.	Culpability Score. Based upon U.S.S.G. § 8C2.5, the culpability score is 6, calculated as follows:

(a)	Base Culpability Score	5

(b)(3)(A)(i)

	200+ Employees & High-Level Personnel of the Organization participated in, condoned, or were willfully ignorant of offense	+3

(g)(2)	The organization clearly demonstrated recognition and affirmative acceptance of responsibility for its criminal conduct	-2

TOTAL		6

Calculation of Fine Range:

Base Fine	~$69.075M

Multipliers	1.2 (min) / 2.4 (max)

Fine Range	~$82.89M (min) / ~$165.78M (max)

21.            Pursuant to Rule 11(c)(1)(C) of the Federal Rules of Criminal Procedure, the Fraud Section and the Defendant agree that the following represents the appropriate disposition of the case:

a.	Disposition. Pursuant to Fed. R. Crim. P. 11(c)(1)(C), the United States and the Defendant agree that the appropriate disposition of this case is as set forth herein, and agree, based on the application of the United States Sentencing Guidelines, that the appropriate total criminal penalty is $62,168,142.60 (the “Total Criminal Fine”). This amount reflects a 25 percent discount off the bottom of the applicable Sentencing Guidelines fine range based on the Defendant’s cooperation and remediation. The parties further agree that the Defendant should receive fine credit for its civil monetary penalty payment made to the Office of the Comptroller of the Currency in the amount of $6,000,000 based on the same conduct described in Attachment A, and thus that the final criminal fine amount that would be payable under this Agreement is $56,168,142.60, subject to the Defendant’s payment of restitution and inability to pay a criminal fine as detailed in Paragraphs 21(c) and (d).

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b.	Mandatory Special Assessment. The Defendant shall pay to the Clerk of the Court for the United States District Court for the Eastern District of Michigan within ten days of the date of sentencing the mandatory special assessment of $400.

c.	Restitution. The Fraud Section and the Defendant agree that the amount of loss resulting from the offense can be reasonably determined as equal to the total non-insider victim-shareholder loss, totaling $69,075,714. The Defendant has already compensated members of this class in Oklahoma Police Pension and Retirement System v. Sterling Bancorp, Inc., 5:20-cv-10490-JEL-EAS (E.D. Mich. 2021), ECF No. 99, agreeing to pay $12,500,000, id. at ECF No. 79-1, as part of a settlement deemed “in all respects, fair, just, reasonable, and adequate to the Settlement Class” by the Court in that case, id. at ECF No. 99 at 3. The parties agree that the Defendant should receive credit for the class action payments based on substantially the same conduct described in Attachment A, and thus the final restitution amount is $56,575,714. Taking into account the Defendant’s inability to pay, as detailed in Paragraph 21(d), the Defendant agrees to pay restitution in an amount of $27,239,000 to non-insider victim-shareholders as part of this Agreement. The parties agree to jointly recommend, pursuant to Title 18, United States Code, Section 3771(d)(2), that the Court find that the number of victims in this matter is so large as to make individual victim notification impracticable, and instead to permit the Fraud Section to use alternative victim notification procedures that includes the publication of a Department of Justice website that provides information and instructions for conferral with the Department and the submission of a victim impact statement and restitution claim. In the event that any non-insider victim-shareholder to whom the Defendant owes restitution is no longer alive or in existence, cannot be located, or fails to submit a restitution claim, and no successor or assign is located, or the Defendant’s payment is otherwise refused, the Defendant shall not retain such funds but shall pay them to the Crime Victims Fund.

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d.	Consistent with the Criminal Division’s policy on Evaluating a Business Organization’s Inability to Pay a Criminal Fine or Criminal Monetary Penalty, despite agreeing that a larger amount otherwise would be appropriate based on the law and the facts, the Defendant also made representations to the Fraud Section that the Defendant has an inability to pay a criminal monetary penalty and to pay restitution for the full loss to non-insider victim-shareholders. Based on those representations, the Fraud Section, with the assistance of a forensic accounting expert, conducted an independent inability-to-pay analysis, considering a range of factors outlined in the Justice Department’s Inability to Pay Guidance (see October 8, 2019 Memorandum from Assistant Attorney General Brian Benczkowski to All Criminal Division Personnel re: Evaluating a Business Organization’s Inability to Pay a Criminal Fine or Criminal Monetary Penalty), including but not limited to: (i) the factors outlined in 18 U.S.C. § 3572 and the United States Sentencing Guidelines § 8C3.3(b); (ii) the Company’s current financial condition; and (iii) the Company’s alternative sources of capital. Based on that independent analysis, the Fraud Section determined that paying a criminal penalty of more than $27,239,000 is reasonably likely to threaten the continued viability of the Company. Considering the foregoing, the Fraud Section has determined that the payment of any criminal monetary penalty and restitution in an amount exceeding $27,239,000 is reasonably likely to threaten the continued viability of the Company, which in turn may expose the Company’s shareholders to a further risk of loss. Accordingly, to ensure that the maximum amount of the Defendant’s funds is payable toward restitution, the Fraud Section agrees not to seek a criminal fine in this case.

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e.	The Defendant shall not seek or accept directly or indirectly reimbursement or indemnification from any source with regard to any fine, penalty, forfeiture, disgorgement, or restitution amounts that Defendant pays pursuant to the Agreement or any other agreement entered into with an enforcement authority or regulator concerning the facts set forth in Attachment A. The Defendant further acknowledges that no tax deduction may be sought in connection with the payment of any part of the fine, penalty, forfeiture, disgorgement, or restitution.

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f.	Probation. The Fraud Section and the Defendant agree that a term of organizational probation for a period of three years shall be imposed on the Defendant pursuant to Title 18, United States Code, Sections 3551(c)(1) and 3561(c)(1). The parties agree, pursuant to U. S.S.G. § 8D1.4, that the term of probation shall include as conditions the obligations set forth in Paragraphs 8 through 13 above as well as the payment of the restitution amount set forth in Paragraph 21(c).

22.            The parties agree, pursuant to Title 18, United States Code, Section 3664(d)(6), that the Court has the authority to appoint a Special Master in this case. The parties further agree that the appointment of a Special Master is appropriate and necessary to determine the proper administration and disbursement of the $27,239,000 in restitution monies the Defendant will pay in this case. The parties therefore jointly recommend, as set forth more fully in Attachment G to this Agreement, that the Court appoint an appropriate and qualified person to serve as Special Master, as determined by the Court, to make findings of fact and recommendations to the Court regarding: (a) the non-insider victim-shareholders and entities who should receive restitution; and (b) the restitution amounts which these individuals and entities should receive. The Defendant agrees to pay for all costs, fees, and expenses incurred by the Special Master.

23.            The Company agrees that it will not use the fact that any non-insider victim-shareholder seeks or receives any restitution in this case to seek to preclude such non-insider victim-shareholder from pursuing any other lawful claim that such non-insider victim-shareholder might have against the Company.

25

24.            This Agreement is presented to the Court pursuant to Fed. R. Crim. P. 11(c)(1)(C). The Defendant understands that, if the Court rejects this Agreement, the Court must: (a) inform the parties that the Court rejects the Agreement; (b) advise the Defendant’s counsel that the Court is not required to follow the Agreement and afford the Defendant the opportunity to withdraw its plea; and (c) advise the Defendant that if the plea is not withdrawn, the Court may dispose of the case less favorably toward the Defendant than the Agreement contemplated. The Defendant further understands that if the Court refuses to accept any provision of this Agreement, neither party shall be bound by the provisions of the Agreement.

25.            The Defendant and the Fraud Section waive the preparation of a Pre-Sentence Investigation Report (“PSR”). To provide opportunity for victims to receive notification, confer with the Department, provide a victim impact statement, and exercise other rights pursuant to the Crime Victims’ Rights Act, 18 U.S.C. § 3771, the parties also jointly agree to seek a sentencing hearing by the Court to be set approximately sixty days following the Rule 11 hearing, subject to the Court’s availability. The Defendant understands that the decision whether to proceed with the sentencing proceeding without a PSR is exclusively that of the Court. In the event the Court directs the preparation of a PSR, the Fraud Section will fully inform the preparer of the PSR and the Court of the facts and law related to the Defendant’s case.

26

Breach of Agreement

26.            If, during the Term, the Defendant (a) commits any felony under U.S. federal law; (b) provides in connection with this Agreement deliberately false, incomplete, or misleading information; (c) fails to cooperate as set forth in Paragraphs 11 and 12 of this Agreement; (d) fails to implement a compliance program as set forth in Paragraph 9 of this Agreement and Attachment C; (e) commits any acts that, had they occurred within the jurisdictional reach of the U.S. fraud laws, would be a violation of the U.S. fraud laws; or (f) otherwise fails specifically to perform or to fulfill completely each of the Defendant’s obligations under the Agreement, regardless of whether the Fraud Section becomes aware of such a breach after the Term, the Defendant shall thereafter be subject to prosecution for any federal criminal violation of which the Fraud Section has knowledge, including additional charges arising out of the conduct described in the Statement of Facts attached hereto as Attachment A, distinct from the charges in the Information described in Paragraphs 2 and 3, as well as charges related to any additional criminal conduct, if appropriate. Such charges may be pursued by the Fraud Section and the Office in the U.S. District Court for the Eastern District of Michigan or any other appropriate venue. Additionally, a breach of Paragraphs 11, 12, or 21 of this Agreement may constitute a violation of the Defendant’s probation. Determination of whether the Defendant has breached the Agreement and whether to pursue prosecution of the Defendant shall be in the Fraud Section’s sole discretion. Any such prosecution may be premised on information provided by the Defendant or its personnel. Any such prosecution relating to the conduct described in the attached Statement of Facts or relating to conduct known to the Fraud Section prior to the date on which this Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement may be commenced against the Defendant, notwithstanding the expiration of the statute of limitations, between the signing of this Agreement and the expiration of the Term plus one year. Thus, by signing this Agreement, the Defendant agrees that the statute of limitations with respect to any such prosecution that is not time-barred on the date of the signing of this Agreement shall be tolled for the Term plus one year. The Defendant gives up all defenses based on the statute of limitations, any claim of pre-indictment delay, or any speedy trial claim with respect to any such prosecution or action, except to the extent that such defenses existed as of the date of the signing of this Agreement. In addition, the Defendant agrees that the statute of limitations as to any violation of federal law that occurs during the term of the cooperation obligations provided for in Paragraphs 11-12 of the Agreement will be tolled from the date upon which the violation occurs until the earlier of the date upon which the Fraud Section is made aware of the violation or the duration of the Term plus five years, and that this period shall be excluded from any calculation of time for purposes of the application of the statute of limitations.

27

27.            In the event the Fraud Section determines that the Defendant has breached this Agreement, the Fraud Section agrees to provide the Defendant with written notice of such breach prior to instituting any prosecution resulting from such breach. Within thirty (30) days of receipt of such notice, the Defendant shall have the opportunity to respond to the Fraud Section in writing to explain the nature and circumstances of such breach, as well as the actions the Defendant has taken to address and remediate the situation, which explanation the Fraud Section shall consider in determining whether to pursue prosecution of the Defendant.

28.            In the event that the Fraud Section determines that the Defendant has breached this Agreement: (a) all statements made by or on behalf of the Defendant to the Fraud Section or to the Court, including the attached Statement of Facts, and any testimony given by the Defendant before a grand jury, a court, or any tribunal, or at any legislative hearings, whether prior or subsequent to this Agreement, and any leads derived from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings brought by the Fraud Section against the Defendant; and (b) the Defendant shall not assert any claim under the United States Constitution, Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule that any such statements or testimony made by or on behalf of the Defendant prior or subsequent to this Agreement, or any leads derived therefrom, should be suppressed or are otherwise inadmissible. The decision whether conduct or statements of any current director, officer or employee, or any person acting on behalf of, or at the direction of, the Defendant, will be imputed to the Defendant for the purpose of determining whether the Defendant has violated any provision of this Agreement shall be in the sole discretion of the Fraud Section.

28

29.            The Defendant acknowledges that the Fraud Section has made no representations, assurances, or promises concerning what sentence may be imposed by the Court if the Defendant breaches this Agreement and is subsequently prosecuted for any crime, or the breach constitutes a violation of the Defendant’s probation. The Defendant further acknowledges that any such sentence is solely within the discretion of the Court and that nothing in this Agreement binds or restricts the Court in the exercise of such discretion.

Public Statements by the Defendant

30.            The Defendant expressly agrees that it shall not, through present or future attorneys, officers, directors, employees, agents or any other person authorized to speak for the Defendant make any public statement, in litigation or otherwise, contradicting the acceptance of responsibility by the Defendant set forth above or the facts described in the Information and Attachment A. Any such contradictory statement shall, subject to cure rights of the Defendant described below, constitute a breach of this Agreement, and the Defendant thereafter shall be subject to prosecution as set forth in Paragraphs 26-29 of this Agreement. The decision whether any public statement by any such person contradicting a fact contained in the Information or Attachment A will be imputed to the Defendant for the purpose of determining whether it has breached this Agreement shall be at the sole discretion of the Fraud Section. If the Fraud Section determines that a public statement by any such person contradicts in whole or in part a statement contained in the Information or Attachment A, the Fraud Section shall so notify the Defendant, and the Defendant may avoid a breach of this Agreement by publicly repudiating such statement(s) within five business days after notification. The Defendant shall be permitted to raise defenses and to assert affirmative claims in other proceedings relating to the matters set forth in the Information and Attachment A provided that such defenses and claims do not contradict, in whole or in part, a statement contained in the Information or Attachment A. This Paragraph does not apply to any statement made by any present or former officer, director, employee, or agent of the Defendant in the course of any criminal, regulatory, or civil case initiated against such individual, unless such individual is speaking on behalf of the Defendant.

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31.            The Defendant agrees that if it or any of its direct or indirect subsidiaries or affiliates over which the Defendant exercises control issues a press release or holds any press conference in connection with this Agreement, the Defendant shall first consult the Fraud Section to determine (a) whether the text of the release or proposed statements at the press conference are true and accurate with respect to matters between the Fraud Section and the Defendant; and (b) whether the Fraud Section has any objection to the release or statement.

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Complete Agreement

32.            This document states the full extent of the Agreement between the parties. There are no other promises or agreements, express or implied. Any modification of this Agreement shall be valid only if set forth in writing in a supplemental or revised plea agreement signed by all parties.

*      *      *

31

AGREED:

FOR STERLING BANCORP, INC.:

Date:	March 15, 2023	By:	/s/ Thomas M. O’Brien
Thomas M. O’Brien
Chairman, Chief Executive Officer, and President
STERLING BANCORP, INC.

Date:	March 15, 2023	By:	/s/ Elizabeth M. Keogh
Elizabeth M. Keogh
Chief Legal Officer, Corporate Secretary
STERLING BANCORP, INC.

Date:	March 15, 2023	By:	/s/ Arnold & Porter Kaye Scholer LLP
James W. Cooper Kevin M. Toomey Robert C. Azarow Erik Walsh ARNOLD & PORTER KAYE SCHOLER LLP Counsel for Sterling Bancorp, Inc.

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AGREED:

FOR THE UNITED STATES DEPARTMENT OF JUSTICE:

GLENN S. LEON
Chief, Fraud Section
Criminal Division

Date:	March 15, 2023	By:	/s/ Cory E. Jacobs
Cory E. Jacobs
Assistant Chief

Date:	March 15, 2023	By:	/s/ Amanda Fretto Lingwood
Amanda Fretto Lingwood
Trial Attorney

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ATTACHMENT A

STATEMENT OF FACTS

The following Statement of Facts is incorporated by reference as part of the Plea Agreement between the United States Department of Justice, Criminal Division, Fraud Section (the “Fraud Section”) and Sterling Bancorp, Inc. (the “Company”). The Company hereby agrees and stipulates that the following information is true and accurate. The Company admits, accepts, and acknowledges that it is responsible for the acts of its officers, directors, employees, and agents as set forth below. The Company agrees that it will neither contest the admissibility of, nor contradict, this Statement of Facts in any proceeding. Had this matter proceeded to trial, the Company acknowledges that the Fraud Section would have proven beyond a reasonable doubt, by admissible evidence, the facts alleged below and set forth in the criminal Information:

Background

At all times relevant to this Statement of Facts, with all dates being approximate and inclusive:

Sterling Bancorp, Inc., and Sterling Bank and Trust, F.S.B.

1.            Sterling Bancorp, Inc. was a Southfield, Michigan-headquartered holding company. Its primary business was the operation of its wholly-owned subsidiary, Sterling Bank and Trust, F.S.B. (the “Bank”), through which the Company offered residential and commercial loans, and retail banking services.

A-1

2.            The Company was registered with the United States Securities and Exchange Commission (“SEC”), pursuant to Section 12(b) of the Securities Exchange Act of 1934. In or around 2017, the Company completed an initial public offering (“IPO”), and the Company’s stock began trading publicly on the NASDAQ, a national securities exchange, under the ticker symbol “SBT.”

3.            The Bank was a Southfield, Michigan-based community bank and federally insured depository institution, with branches located in and around San Francisco and Los Angeles California; Seattle, Washington; New York, New York; and Southfield, Michigan.

The Advantage Loan Program

4.            The largest portion of the Bank’s loan portfolio was composed of residential mortgage loans. The Advantage Loan Program (“ALP”) was a residential mortgage loan program established by the Bank in or around 2011. Between in or around 2011 and in or around 2019, the Bank’s employees and agents originated at least $5 billion in ALP loans.

5.            The Bank touted the ALP’s flexible documentation requirements and fast underwriting and closing capabilities. The program required a minimum thirty-five percent down payment and charged higher rates and fees than generally were available elsewhere in the market, but it did not require submission of typical loan documentation, such as an applicant’s tax returns or payroll records.

A-2

The Securities Fraud Scheme

6.            From at least in or around September 2017 through at least in or around March 2019, in the Eastern District of Michigan and elsewhere, Sterling Bancorp, Inc. and Sterling Bank and Trust, F.S.B. (collectively, “Sterling”), through Sterling’s founder and certain members of Sterling’s senior management, did knowingly and willfully, directly and indirectly, by use of the means and instrumentalities of interstate commerce, and of the mails and facilities of national securities exchanges, in connection with the purchase and sale of securities, use and employ, and cause others to use and employ, manipulative and deceptive devices and contrivances by: (a) employing, and causing others to employ, devices, schemes, and artifices to defraud; (b) making, and causing others to make, untrue statements of material fact and omitting to state, and causing others to omit to state, material facts necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; and (c) engaging, and causing others to engage, in acts, practices, and courses of business which operated and would operate as a fraud and deceit upon persons, all in violation of Title 15, United States Code, Sections 78j(b) and 78ff; and Title 17, Code of Federal Regulations, Section 240.10b-5.

7.            The purpose of the securities fraud scheme was for Sterling and certain of its insider shareholders to fraudulently profit from taking Sterling public while making materially false statements regarding the quality of its ALP loan portfolio—thereby making Sterling look more attractive to investors—in Sterling’s 2017 IPO Registration Statement (“SEC Form S-1”) and at least two subsequent annual securities filings in 2018 and 2019 (“SEC Form 10-K”).

A-3

ALP Fraud in the Lead-Up to Sterling’s IPO

8.            Sterling, through its founder and certain members of senior management, encouraged loan officers to increase the volume of ALP loan originations to increase the Bank’s revenue through origination fees and interest payments.

9.            The Bank’s Underwriting Department maintained internal underwriting guidelines that governed the loan approval process for the ALP. The underwriting guidelines required loan officers to obtain various documents from the borrower and the borrower’s employer. For example:

a.	According to the underwriting guidelines, the loan officer would often be required to obtain, among other records, documentation supporting the borrower’s employment and income, including, for instance, a verification of employment (“VOE”) letter from the borrower’s employer. Generally, the VOE provided the borrower’s title, salary, and start date of employment. In some instances, the underwriting guidelines allowed the borrower to provide bank statements to demonstrate a pattern of income for the borrower in lieu of independent confirmation of income, such as pay stubs or a W-2.

b.	In addition, as part of the application process for the ALP, if borrowers received funds to help with their down payments, the underwriting guidelines required the loan officers to obtain mortgage gift letters, which would memorialize the amount of the “gift,” the nature of the relationship between the borrower and the donor, and that the borrower was under no obligation to return the money provided for the down payment on the residence. Under these guidelines, only family members of the borrower were permitted to provide “gift” funds for a borrower’s down payment.

c.	Similarly, in some instances, the Bank’s Underwriting Department required loan officers to obtain “letters of explanation” from a borrower to address anomalous aspects of a borrower’s loan application, or certain portions of the application that appeared to be inconsistent with the underwriting guidelines. For example, a “letter of explanation” from the borrower might be required to document that the borrower was currently living with a family member rent-free, or that negative information in the borrower’s credit report had been appropriately addressed.

A-4

10.            In addition to collecting these documents, loan officers were supposed to calculate the borrower’s debt-to-income ratio. The debt-to-income ratio was a personal-finance measure that compared the amount of debt a borrower had to the borrower’s overall income and was used to measure the borrower’s ability to manage monthly mortgage payments. Taken together, the various documents obtained from the borrower and the borrower’s employer, and related information, were critical to completing the Fannie Mae Form 1003 and assessing the creditworthiness of a borrower’s application.

11.            In connection with loans provided to these and other borrowers, and with the knowledge and encouragement of Sterling’s founder and certain members of senior management, loan officers falsified, caused to be falsified, and concealed various information from the Bank’s Underwriting Department and Quality-Control Department that the loan officers believed would delay or prevent the Bank from originating loans under the ALP.

12.            False information included borrowers’ income and debt-to-income ratios; information contained in Form 1003s, including borrowers’ job titles, employment history, and whether the application was taken face-to-face; and supporting documents, including verification of employment letters, gift letters, face-to-face interview narratives, and letters of explanation. Loan officers also directed borrowers to make structured deposits to appear consistent with the falsified income included in their loan applications.

A-5

13.            The false information that the loan officers included and caused to be included in ALP applications was ultimately transmitted to, and relied upon by, the Bank’s Underwriting Department and caused the Bank to originate ALP loans and extend credit to borrowers that otherwise would not have qualified for credit from the Bank based upon the underwriting guidelines. The origination of these fraudulent loans directly increased the Bank’s revenue through fees and interest associated with the origination of the fraudulent loans.

Sterling’s Fraudulent IPO and Aftermath

Sterling’s October 2017 IPO Filing – SEC Form S-1

14.            In and around October 2017—while Sterling was artificially inflating its revenue through the ALP—Sterling went public. In connection with its IPO, Sterling’s SEC Form S-1 contained materially false and misleading statements regarding the ALP that touted the soundness of the ALP loans. In truth, however, the ALP was rife with fraud.

15.            In its 2017 SEC Form S-1, Sterling made a series of materially false and misleading statements about the ALP, including the following:

a.	We attribute our success to the following competitive strengths: Responsiveness and Deep Customer Relationships. .. . . Product Expertise and Disciplined Credit Culture. We believe the success of our products is the result of . . . our disciplined underwriting of the type of loans we make. . . . We have developed consistent underwriting and credit management processes tailored to each of the products we offer, allowing us to build high quality asset portfolios. We believe our relationships with, and knowledge of, our customers further enhances our credit quality, as we do not provide our key loan products to any customer unless the applicable relationship manager has met them and documented the interaction.

b.	Our risk management includes disciplined documentation of ability to repay, liquidity analysis and face-to-face customer interaction.

A-6

c.	We have established a culture that places credit responsibility with individual loan officers and management and does not rely solely on a loan committee and institutional experience to remain disciplined in our underwriting.

d.	We believe our significant growth has not come at the expense of asset quality. We have historically been able to focus on long-term returns and remain committed to responsible growth. We also believe our strong sales team, disciplined underwriting, and culture of cost management have driven consistent earnings and exemplary net interest margins, efficiency metrics and shareholder returns.

e.	We believe a disciplined and conservative underwriting approach has been the key to our strong asset quality.

f.	We have a loan approval process through which we require not only financial and other information from our borrowers, but our loan officers are required to meet face-to-face with each of our borrowers in our Advantage and TIC programs and produce a narrative documentation recommending the loan.

Sterling’s 2018 and 2019 Annual Filings – SEC Form 10-K

16.            The ALP fraud continued after the IPO.

17.            In its 2018 and 2019 SEC Form 10-K filings, Sterling made and reiterated a series of materially false and misleading statements about the ALP, including the following:

a.	Our risk management includes disciplined documentation of ability to repay, liquidity analysis and face-to-face customer interaction.

b.	We have a loan approval process through which we require not only financial and other information from our borrowers, but our loan officers are required to meet face-to-face with each of our borrowers in our Advantage program and produce a narrative documentation recommending the loan.

A-7

Sterling’s Fraud Comes to Light and Its Shareholders Suffer Losses

18.            Beginning in 2019, the extent of the ALP fraud came to light publicly in iterative phases. On or about December 9, 2019, before market close, Sterling publicly announced suspension of the ALP. On or about March 6, 2020, after market close, Sterling publicly announced that the ALP would be discontinued. On or about March 17, 2020, after market close, Sterling publicly disclosed its delay in filing its 2020 SEC Form 10-K due to its ongoing internal investigation related to the ALP fraud. As a result of Sterling’s fraud, Sterling’s shareholders suffered losses in the amount of approximately $4.58 per share, and the total loss to non-insider victim-shareholders was approximately $69,075,714.

*           *           *

A-8

ATTACHMENT B

CERTIFICATE OF CORPORATE RESOLUTIONS

[Intentionally Omitted]

B-1

ATTACHMENT C

CORPORATE COMPLIANCE PROGRAM

In order to address any deficiencies in its internal controls, compliance code, policies, and procedures regarding compliance with (i) the anti-fraud provisions of the Securities and Exchange Act of 1934, Title 15, Sections 78a, et seq., and in particular the federal securities laws prohibiting manipulative and deceptive devices, Title 15, United States Code, Sections 78j and 78ff, and Title 17, Code of Federal Regulations, Section 240.10b-5; (ii) as it relates to securities offerings and transactions, the wire fraud statute, Title 18 United States Code, Section 1343; and (iii) the securities fraud statute, Title 18, United States Code, Section 1348 (collectively (i) through (iii), the “Securities Laws”), Sterling Bancorp, Inc. (the “Company”), on behalf of itself and its subsidiaries agrees to continue to conduct, in a manner consistent with all of its obligations under this Agreement, appropriate reviews of its existing internal controls, policies, and procedures.

Where necessary and appropriate, the Company agrees to modify its compliance program, including internal controls, compliance policies, and procedures in order to ensure that it maintains: (a) an effective system of internal accounting controls designed to ensure the making and keeping of fair and accurate books, records, and accounts; and (b) a rigorous compliance program that incorporates relevant internal accounting controls, as well as policies and procedures designed to effectively detect and deter violations of the Securities Laws. At a minimum, this should include, but not be limited to, the following elements to the extent they are not already part of the Company’s existing internal controls, compliance code, policies, and procedures:

High-Level Commitment

1.            The Company will ensure that its directors and senior management provide strong, explicit, and visible support and commitment to its corporate policy against violations of the Securities Laws, its compliance policies, and its Code of Conduct.

Policies and Procedures

2.            The Company will develop and promulgate a clearly articulated and visible corporate policy against violations of the Securities Laws, which shall be memorialized in a written compliance policy or policies.

3.            The Company will develop and promulgate compliance policies and procedures designed to reduce the prospect of violations of the Securities Laws and the Company’s compliance policies and Code of Conduct, and the Company will take appropriate measures to encourage and support the observance of ethics and compliance policies and procedures against violation of the Securities Laws by personnel at all levels of the Company. These policies and procedures shall apply to all directors, officers, and employees and, where necessary and appropriate, outside parties acting on behalf of the Company in a foreign jurisdiction, including but not limited to, agents and intermediaries, consultants, representatives, distributors, teaming partners, contractors and suppliers, consortia, and joint venture partners (collectively, “agents and business partners”). The Company shall notify all employees that compliance with the policies and procedures is the duty of individuals at all levels of the company. Such policies and procedures shall address:

a.            gifts;

b.            hospitality, entertainment, and expenses;

c.            customer travel;

d.            political contributions;

e.            charitable donations and sponsorships;

f.            facilitation payments; and

g.            solicitation and extortion.

4.            The Company will ensure that it has a system of financial and accounting procedures, including a system of internal controls, reasonably designed to ensure the maintenance of fair and accurate books, records, and accounts. This system should be designed to provide reasonable assurances that:

a.            transactions are executed in accordance with management’s general or specific authorization;

b.            transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and to maintain accountability for assets;

c.            access to assets is permitted only in accordance with management’s general or specific authorization; and

d.            the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Periodic Risk-Based Review

5.            The Company will develop these compliance policies and procedures on the basis of a periodic risk assessment addressing the individual circumstances of the Company.

6.            The Company shall review its compliance policies and procedures regarding the Securities Laws no less than annually and update them as appropriate to ensure their continued effectiveness, taking into account relevant developments in the field and evolving industry standards.

Proper Oversight and Independence

7.            The Company will assign responsibility to one or more senior corporate executives of the Company for the implementation and oversight of the Company’s compliance policies and procedures regarding the Securities Laws. Such corporate official(s) shall have the authority to report directly to independent monitoring bodies, including internal audit, the Company’s Board of Directors, or any appropriate committee of Sterling Bancorp, Inc.’s Board of Directors, and shall have an adequate level of autonomy from management as well as sufficient resources and authority to maintain such autonomy.

Training and Guidance

8.            The Company will implement mechanisms designed to ensure that its Code of Conduct and compliance policies and procedures regarding the Securities Laws are effectively communicated to all directors, officers, employees, and, where necessary and appropriate, agents and business partners. These mechanisms shall include: (a) periodic training for all directors and officers, all employees in positions of leadership or trust, positions that require such training (e.g., internal audit, sales, legal, compliance, finance), or positions that otherwise pose a corruption risk to the Company, and, where necessary and appropriate, agents and business partners; and (b) corresponding certifications by all such directors, officers, employees, agents, and business partners, certifying compliance with the training requirements.

9.            The Company will maintain, or where necessary establish, an effective system for providing guidance and advice to directors, officers, employees, and, where necessary and appropriate, agents and business partners, on complying with the Company’s compliance policies and procedures regarding the Securities Laws, including when they need advice on an urgent basis.

Internal Reporting and Investigation

10.          The Company will maintain, or where necessary establish, an effective system for internal and, where possible, confidential reporting by, and protection of, directors, officers, employees, and, where appropriate, agents and business partners concerning violations of the Securities Laws or the Company’s Code of Conduct or compliance policies and procedures regarding the Securities Laws.

11.          The Company will maintain, or where necessary establish, an effective and reliable process with sufficient resources for responding to, investigating, and documenting allegations of violations of the Securities Laws or the Company’s compliance policies and procedures regarding the Securities Laws.

Enforcement and Discipline

12.          The Company will implement mechanisms designed to effectively enforce its Code of Conduct and compliance policies and procedures regarding the Securities Laws, including appropriately incentivizing compliance and disciplining violations.

13.          The Company will institute appropriate disciplinary procedures to address, among other things, violations of the Securities Laws and the Company’s Code of Conduct and compliance policies and procedures regarding the Securities Laws by the Company’s directors, officers, and employees. Such procedures should be applied consistently and fairly, regardless of the position held by, or perceived importance of, the director, officer, or employee. The Company shall implement procedures to ensure that where misconduct is discovered, reasonable steps are taken to remedy the harm resulting from such misconduct, and to ensure that appropriate steps are taken to prevent further similar misconduct, including assessing the internal controls, Code of Conduct, and compliance policies and procedures regarding the Securities Laws and making modifications necessary to ensure the overall compliance program is effective.

Third-Party Relationships

14.          The Company will institute appropriate risk-based due diligence and compliance requirements pertaining to the retention and oversight of all agents and business partners, including:

a.            properly documented due diligence pertaining to the hiring and appropriate and regular oversight of agents and business partners;

b.            informing agents and business partners of the Company’s commitment to abiding by the Securities Laws, and of the Company’s Code of Conduct and compliance policies and procedures regarding the Securities Laws; and

c.            seeking a reciprocal commitment from agents and business partners.

15.          Where necessary and appropriate, the Company will include standard provisions in agreements, contracts, and renewals thereof with all agents and business partners that are reasonably calculated to prevent violations of the Securities Laws, which may, depending upon the circumstances, include: (a) representations and undertakings relating to compliance with the Securities Laws; (b) rights to conduct audits of the books and records of the agent or business partner to ensure compliance with the foregoing; and (c) rights to terminate an agent or business partner as a result of any breach of the Securities Laws, the Company’s Code of Conduct or compliance policies, or procedures, or the representations and undertakings related to such matters.

Mergers and Acquisitions

16.          The Company will develop and implement policies and procedures for mergers and acquisitions requiring that the Company conduct appropriate risk-based due diligence on potential new business entities, including appropriate due diligence regarding the Securities Laws by legal, accounting, and compliance personnel.

17.          The Company will ensure that the Company’s Code of Conduct and compliance policies and procedures regarding the Securities Laws apply as quickly as is practicable to newly acquired businesses or entities merged with the Company and will promptly:

a.            train the directors, officers, employees, agents, and business partners consistent with Paragraph 8 above on the Securities Laws and the Company’s compliance policies and procedures regarding the Securities Laws; and

b.            where warranted, conduct an audit of all newly acquired or merged businesses as quickly as practicable concerning their compliance with the Securities Laws.

Monitoring and Testing

18.          The Company will conduct periodic reviews and testing of its Code of Conduct and compliance policies and procedures regarding the Securities Laws designed to evaluate and improve their effectiveness in preventing and detecting violations of the Securities Laws and the Company’s Code of Conduct and compliance policies and procedures regarding the Securities Laws, taking into account relevant developments in the field and evolving industry standards.

ATTACHMENT D

ENHANCED COMPLIANCE REPORTING REQUIREMENTS

Sterling Bancorp, Inc. (the “Company”) agrees that it will report to the United States Department of Justice, Criminal Division, Fraud Section (the “Fraud Section”) periodically.

During the Term, the Company shall review, test, and update its compliance program and internal controls, policies, and procedures described in Attachment C. The Company shall be required to: (i) conduct an initial (“first”) review and submit a first report and (ii) conduct and prepare at least two follow-up reviews and reports, as described below. Prior to conducting each review, the Company shall be required to prepare and submit a workplan for the review. The Company shall also, at no less than three-month intervals during the Term, meet with the Fraud Section regarding remediation, implementation and testing of its compliance program and internal controls, policies, and procedures described in Attachment C.

In conducting the reviews, the Company shall undertake the following activities, among others: (a) inspection of relevant documents, including the Company’s current policies, procedures, and training materials concerning compliance with the Securities Laws, as defined in Attachment C; (b) inspection and testing of the Company’s systems procedures, and internal controls, including record-keeping and internal audit procedures at sample sites; (c) meetings with, and interviews of, relevant current and, where appropriate, former directors, officers, employees, business partners, agents, and other persons; and (d) analyses, studies, and, comprehensive testing of the Company’s compliance program.

Written Work Plans, Reviews and Reports

1.            The Company shall conduct a first review and prepare a first report, followed by at least two follow-up reviews and reports.

2.            Within sixty (60) calendar days of the date of the Court’s acceptance of the Plea Agreement, the Company shall, after consultation with the Fraud Section, prepare and submit a written work plan to address the Company’s first review. The Fraud Section shall have thirty (30) calendar days after receipt of the written work plan to provide comments.

3.            With respect to each follow-up review and report, after consultation with the Fraud Section, the Company shall prepare a written work plan within forty-five (45) calendar days of the submission of the prior report, and the Fraud Section shall provide comments within thirty (30) calendar days after receipt of the written work plan.

4.            All written work plans shall identify with reasonable specificity the activities the Company plans to undertake to review and test each element of its compliance program, as described in Attachment C.

5.            Any disputes between the Company and the Fraud Section with respect to any written work plan shall be decided by the Fraud Section in its sole discretion.

6.            No later than one year from the date of the Court’s acceptance of the Plea Agreement, the Company shall submit to the Fraud Section a written report setting forth: (1) a complete description of its remediation efforts to date; (2) a complete description of the testing conducted to evaluate the effectiveness of the compliance program and the results of that testing; and (3) its proposals to ensure that its compliance program is reasonably designed, implemented, and enforced so that the program is effective in deterring and detecting violations of the Securities Laws. The report shall be transmitted to:

Deputy Chief – MIMF Unit
Deputy Chief – CECP Unit
Criminal Division, Fraud Section
United States Department of Justice
1400 New York Avenue N.W.
Washington, D.C. 20005

The Company may extend the time period for issuance of the first report with prior written approval of the Fraud Section.

Follow-up Reviews and Reports

7.            The Company shall undertake at least two follow-up reviews and reports, incorporating the views of the Fraud Section on the Company’s prior reviews and reports, to further monitor and assess whether the Company’s compliance program is reasonably designed, implemented, and enforced so that it is effective at deterring and detecting violations of policies and procedures governing compliance with the Securities Laws.

8.            The first follow-up (“second”) review and report shall be completed by no later than one year after the first report is submitted to the Fraud Section.

9.            The second follow-up (“third”) report shall be completed and delivered to the Fraud Section no later than thirty (30) days before the end of the Term.

10.          The Company may extend the time period for submission of any of the follow-up reports with prior written approval of the Fraud Section.

Meetings During the Term

11.          The Company shall meet with the Fraud Section within thirty (30) calendar days after providing each report to the Fraud Section to discuss the report.

12.          At least quarterly, and more frequently if the Fraud Section deems it appropriate in its sole discretion, representatives from the Company and the Fraud Section will meet to discuss the status of the review and enhanced self-reporting obligations, and any suggestions, comments, or improvements the Company may wish to discuss with or propose to the Fraud Section.

Confidentiality of Submissions

13.          Submissions by the Company, including the work plans and reports, will likely include proprietary, financial, confidential, and competitive business information. Moreover, public disclosure of the submissions could discourage cooperation, impede pending or potential government investigations and thus undermine the objectives of the reporting requirement. For these reasons, among others, the submissions and the contents thereof are intended to remain and shall remain non-public, except as otherwise agreed to by the parties in writing, or except to the extent the Fraud Section determines in its sole discretion that disclosure would be in furtherance of the Fraud Section’s discharge of its duties and responsibilities or is otherwise required by law.

ATTACHMENT E

DISCLOSURE CERTIFICATION

[Intentionally Omitted]

E-1

ATTACHMENT F

COMPLIANCE CERTIFICATION

[Intentionally Omitted]

F-1

ATTACHMENT G

JOINT PROPOSED RESTITUTION ORDER

UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF MICHIGAN

No.

UNITED STATES OF AMERICA v. STERLING BANCORP, INC.	Honorable
Offense: Securities Fraud Violation: 15 U.S.C. §§ 78j(b) and 78ff(a); 17 C.F.R. § 240.10b-5

[JOINT PROPOSED] RESTITUTION ORDER

THE COURT, upon consideration of the following:

1.            Sterling Bancorp, Inc. (“Sterling” or the “Defendant”) has pleaded guilty and agreed that it will owe restitution at sentencing as part of a plea agreement with the United States (the “Plea Agreement”);

2.            The amount of loss resulting from the offense can be reasonably determined as equal to the total non-insider victim-shareholder loss, totaling $69,075,714. The Defendant has already compensated members of this class in Oklahoma Police Pension and Retirement System v. Sterling Bancorp, Inc., 5:20-cv-10490-JEL-EAS (E.D. Mich. 2021), ECF No. 99, agreeing to pay $12,500,000, id. at ECF No. 79-1, as part of a settlement deemed “in all respects, fair, just, reasonable, and adequate to the Settlement Class” by the Court in that case, id. at ECF No. 99 at

3.            The Defendant should receive credit for the class action payments, and thus the final restitution amount is $56,575,714;

4.            Given the Defendant’s inability to pay the full amount of restitution, as more fully described in the Plea Agreement, ¶ 21.d., the Defendant agrees that it has the ability to pay restitution in an amount of $27,239,000; and

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5.            The Defendant has agreed to pay restitution in the amount of $27,239,000 as part of the Plea Agreement, and the Court may order restitution to the extent agreed to by the parties in a plea agreement pursuant to 18 U.S.C. §§ 3663(a)(3) and (d), and 18 U.S.C. § 3664;

IT IS HEREBY ORDERED:

1.            The Defendant shall pay restitution pursuant to 18 U.S.C. §§ 3663(a)(3) and (d), and 18 U.S.C. § 3664, in the amount of $27,239,000 to the victims of the Defendant’s fraud scheme, to wit, those non-insider victim-shareholders who were defrauded in connection with their purchase of Sterling stock (the “non-insider victim-shareholders”) based on the dissemination of materially false, fraudulent, and misleading statements in Sterling’s 2017, 2018, and 2019 public filings.

2.            The restitution of $27,239,000 allocated for the non-insider victim-shareholders shall be paid by the Defendant to the Clerk of the Court or where otherwise ordered by the Court within thirty days of entry of the plea in this case.

3.            Pursuant to 18 U.S.C. § 3664(d)(6), within thirty days of this order, the Court will appoint a Special Master to make findings of fact and recommendations to this Court regarding: (a) the non-insider victim-shareholders and entities entitled to restitution, and (b) the restitution amounts to which these individuals and entities are entitled.

4.            The Special Master shall be empowered to establish, oversee, and administer a restitution fund established for the benefit of the non-insider victim-shareholders (“the Restitution Fund”).

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5.            In connection with the creation and administration of the Restitution Fund, the Special Master shall:

i.	Develop a formula or formulas whereby the funds will be fairly and equitably distributed to all eligible claimants, taking into consideration the type and amount of each claimant’s loss and accounting for relevant differences in the harm each claimant suffered;

ii.	Recommend to the Court the distribution of funds from the Restitution Fund to those claimants who have not previously resolved their claims against the Defendant;

iii.	Implement appropriate procedures necessary to carry out the foregoing duties within 90 days of the date of this Order; and

iv.	Report to this Court every 60 days on the status of the Special Master’s work to date, anticipated future efforts, and any matters the Special Master believes require this Court’s attention.

6.            The Defendant shall promptly provide to the Special Master all documentary materials and testimonial information reasonably requested by the Special Master.

7.            All costs, fees, and expenses related to the Special Master’s administration of the Restitution Fund or otherwise incurred in carrying out his duties under this Order shall be negotiated between the Defendant and the Special Master, and submitted to the Court for approval. The Defendant shall pay in full these reasonable costs, fees, and expenses separate and apart from the restitution funds, without diminishing the monies available to claimants.

8.            One year after the appointment of the Special Master in this case, any funds remaining in the Restitution Fund that are not reserved for pending claims shall be paid to the United States for deposit into the Crime Victims Fund. However, the Special Master may request a reasonable extension in light of unresolved or anticipated claims, as circumstances warrant.

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9.            This Order is subject to amendment by the Court sua sponte or upon application of the parties or the Special Master. This Court retains jurisdiction over all matters covered by, or related to, this Order.

SO ORDERED.

Dated:

Honorable
United States District Judge

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